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Exhibit (a)(1)(A)

TEXTRON INC.

OFFER TO PURCHASE FOR CASH
ANY AND ALL OF OUR OUTSTANDING 4.50% CONVERTIBLE SENIOR NOTES DUE 2013
(CUSIP No. 883203 BN0)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, OCTOBER 12, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US.

        We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), any and all of our outstanding 4.50% convertible senior notes due 2013 (the "Notes"). Our offer to purchase the Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the "Offer." The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, October 12, 2011, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the "Expiration Date."

        Upon the terms and subject to the conditions of the Offer, holders of Notes who validly tender and do not properly withdraw their Notes prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 principal amount of such Notes, a cash purchase price (the "Purchase Price") equal to the sum of (i) the Average VWAP (as defined herein) multiplied by 57.1429 plus (ii) a fixed cash amount of $504.50, provided that in no event will the Purchase Price be less than $1,075.93 or more than $1,790.22 per $1,000 principal amount of such Notes. In addition, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See "The Offer—Principal Amount of Notes; Price."

        Throughout the Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/Textron and from the Information Agent (as defined herein), which may be contacted at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on Wednesday, October 12, 2011 (the "Pricing Date"). We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/Textron and from the Information Agent. If the Purchase Price will equal the maximum Purchase Price of $1,790.22, then the Offer will be automatically extended (a "Mandatory Extension") until 12:00 midnight, New York City time, on the second trading day following the Pricing Date to permit holders of Notes to tender or withdraw their Notes during those days. See "The Offer—Extension of the Offer; Termination; Amendment."

        Upon the terms and subject to the conditions of the Offer, all Notes validly tendered in the Offer and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be accepted for purchase in the Offer.

        The Offer is not conditioned on any minimum aggregate principal amount of Notes being tendered. The Offer is, however, subject to the conditions discussed under "The Offer—Conditions of the Offer."

        As of September 14, 2011, there was $599,993,000 aggregate principal amount of Notes outstanding. The Notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "TXT." On September 13, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $15.75 per share.

        See "Certain Significant Considerations" beginning on page 11 for a discussion of factors you should consider in evaluating this Offer.

        NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Lead Dealer Managers for the Offer are:

Goldman, Sachs & Co.	J.P. Morgan

The Co-Dealer Manager for the Offer is:

Morgan Stanley

Offer to Purchase dated September 14, 2011.

 IMPORTANT INFORMATION

        References in this Offer to Purchase to "the Company," "we," "us" and "our" refer to Textron Inc., unless the context indicates otherwise.

        All of the Notes were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company ("DTC").

        You may tender your Notes by transferring them through DTC's Automated Tender Offer Program ("ATOP") or following the other procedures described under "The Offer—Procedures for Tendering the Notes."

        If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

        Notwithstanding any other provision of the Offer, our obligation to purchase, and to pay the Purchase Price for, any Notes validly tendered and not properly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under "The Offer—Conditions of the Offer."

        You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the "Information Agent"), and you may also direct questions regarding the Offer to Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as the lead dealer managers for the Offer (together with the co-dealer manager, Morgan Stanley & Co. LLC, the "Dealer Managers"), at their respective addresses and telephone numbers listed on the back cover to this Offer to Purchase. Global Bondholder Services Corporation is also acting as the depositary for the Offer (the "Depositary"). See "The Offer—Persons Employed in Connection with the Offer."

        Subject to applicable law (including Rule 13e-4(d)(2) under the Securities Exchange Act of 1934 (the "Exchange Act"), which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there has been no change in the information included or incorporated by reference herein or in our affairs or the affairs of any of our subsidiaries since the date hereof.

        None of us, our management or board of directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any holder of Notes as to whether or not to tender any Notes. None of us, our management or board of directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

        Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer or possesses or distributes this Offer to Purchase and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

i

 WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Washington, D.C. For further information on the SEC's Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically, including Textron Inc. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        Information about us is also available at our Internet site at http://www.textron.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

  •
  our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 (filing date of March 1, 2011);

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2011 (filing date of April 28, 2011) and July 2, 2011 (filing date of July 29, 2011); and

  •
  our Current Reports on Form 8-K filed on March 28, 2011, April 15, 2011 and May 9, 2011 (to the extent filed under Item 5.07).

        Any statement contained in a document incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

        You may obtain any document incorporated herein by reference by contacting the SEC as described above under "Where You Can Find More Information" or by contacting us at 40 Westminster Street, Providence, Rhode Island 02903, telephone: (401) 421-2800, Attention: Investor Relations Department. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request.

        We have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

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 TABLE OF CONTENTS

IMPORTANT INFORMATION	i
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION OF DOCUMENTS BY REFERENCE	ii
SUMMARY TERMS OF THE OFFER	1
FORWARD-LOOKING STATEMENTS	10
CERTAIN SIGNIFICANT CONSIDERATIONS	11
RATIO OF INCOME TO FIXED CHARGES	13
PRICE RANGE OF THE NOTES AND COMMON STOCK AND DIVIDENDS	14
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA	15
THE OFFER	16
Principal Amount of Notes; Price	16
Procedures for Tendering the Notes	19
Withdrawal Rights	23
Purchase of the Notes; Payment of Purchase Price	24
Conditions of the Offer	25
Source and Amount of Funds	27
Extension of the Offer; Termination; Amendment	27
Security Ownership	28
Brokerage Commissions	29
Fees and Expenses	29
No Recommendation	29
Persons Employed in Connection with the Offer	29
Solicitation	30
Transactions Related to the Offer	30
Miscellaneous	31
PURPOSES, EFFECTS AND PLANS	32
Purposes of the Offer	32
Future Purchases	32
Material Differences in the Rights of Holders of the Notes as a Result of the Offer	32
Effects of the Offer on the Market for Notes	34
Retirement and Cancellation	34
Accounting Treatment of Repurchases of the Notes in the Offer	34
Material United States Federal Income Tax Consequences	35

iii

 SUMMARY TERMS OF THE OFFER

        This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether or not to tender your Notes. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is making the Offer?

        Textron Inc., the issuer of the Notes, is making the Offer. Textron Inc. is a Delaware corporation. The mailing address of our principal executive offices is 40 Westminster Street, Providence, Rhode Island 02903. Our telephone number is (401) 421-2800.

Why is the Company making the Offer?

        The principal purpose of the Offer is to reduce the amount of Notes outstanding, thereby reducing the dilutive impact of the Notes on our equity, and to extend our debt maturities. To the extent that any Notes are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Notes, eliminating the dilution that would have been caused by any such issuances. In addition, to the extent that any Notes are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Notes, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases. See "Purposes, Effects and Plans—Purposes of the Offer."

What are the securities being sought in the Offer and what is the purchase price?

        We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 4.50% convertible senior notes due 2013. Upon the terms and subject to the conditions of the Offer, holders of Notes who validly tender and do not properly withdraw their Notes prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 of such Notes, a cash Purchase Price equal to the sum of:

  •
  the Average VWAP (as defined below) multiplied by 57.1429; plus

  •
  a fixed cash amount of $504.50,

provided that in no event will the Purchase Price be less than $1,075.93 or more than $1,790.22 per $1,000 principal amount of such Notes. In addition, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See "The Offer—Principal Amount of Notes; Price."

        The "Average VWAP" means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 20.

        The "Averaging Period" means the period of 20 consecutive trading days beginning on September 15, 2011 and ending on the Pricing Date.

        The "Daily VWAP" for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading "Bloomberg VWAP" on Bloomberg page TXT.N <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

        For the purposes of determining the Purchase Price, a "trading day" means a day during which trading in our common stock generally occurs and a last reported sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed for trading on the New York Stock Exchange, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

        For the purposes of determining the Purchase Price, in the event that on a trading day there is a "market disruption event," which means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.

        The table below provides examples of the Purchase Price per $1,000 principal amount of Notes assuming that the Average VWAP is at specified levels. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above.

Sample Average VWAP	Illustrative Purchase Price
$10.00	$1,075.93
$10.50	$1,104.50
$11.00	$1,133.07
$11.50	$1,161.64
$12.00	$1,190.21
$12.50	$1,218.79
$13.00	$1,247.36
$13.50	$1,275.93
$14.00	$1,304.50
$14.50	$1,333.07
$15.00	$1,361.64
$15.50	$1,390.21
$16.00	$1,418.79
$16.50	$1,447.36
$17.00	$1,475.93
$17.50	$1,504.50
$18.00	$1,533.07
$18.50	$1,561.64
$19.00	$1,590.22
$19.50	$1,618.79
$20.00	$1,647.36
$20.50	$1,675.93
$21.00	$1,704.50
$21.50	$1,733.07
$22.00	$1,761.64
$22.50	$1,790.22

        See "The Offer—Principal Amount of Notes; Price—Sample Calculations of Purchase Price" for more detailed illustrative calculations of the Purchase Price.

        As of September 14, 2011, there was $599,993,000 aggregate principal amount of Notes outstanding. The Notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "TXT." On September 13, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $15.75 per share.

When will I know the Purchase Price for the Offer?

        We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on October 12, 2011 (the "Pricing Date"). We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/Textron and from the Information Agent. We note that the minimum and maximum Purchase Prices with respect to the Offer per $1,000 principal amount of Notes of $1,075.93 and $1,790.22, respectively, have already been established. See "The Offer—Principal Amount of Notes; Price."

How may I obtain information regarding the Purchase Price during the Offer?

        Throughout the Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/Textron and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/Textron and from the Information Agent. See "The Offer—Principal Amount of Notes; Price."

Is there a minimum Purchase Price that will be paid in the Offer?

        Yes. In no event will the Purchase Price paid in the Offer for any Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date be less than $1,075.93. If the pricing formula described above would result in a Purchase Price that is less than $1,075.93 per $1,000 principal amount of Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $1,075.93 per $1,000 principal amount of Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. See "The Offer—Principal Amount of Notes; Price."

Is there a maximum Purchase Price that will be paid in the Offer?

        Yes. In no event will the Purchase Price paid in the Offer for any Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date be more than $1,790.22. If the pricing formula described above would result in a Purchase Price that is more than $1,790.22 per $1,000 principal amount of Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $1,790.22 per $1,000 principal amount of Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. See "The Offer—Principal Amount of Notes; Price."

What will happen if the Purchase Price will be the maximum Purchase Price of $1,790.22?

        We will announce whether the maximum Purchase Price will be in effect no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/Textron and from the Information Agent. If the maximum Purchase Price will be in effect, then there will be a Mandatory Extension of the Offer until 12:00 midnight, New York City time, on the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. The Daily VWAP and trading prices of our common stock during this Mandatory Extension will not, however, affect the Average VWAP or the Purchase Price, which will be fixed at $1,790.22 per $1,000 principal amount of Notes. See "The Offer—Extension of the Offer; Termination; Amendment."

Will I receive interest on my Notes purchased pursuant to the Offer?

        Yes. Holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer.

How and when will I be paid?

        If your Notes are accepted for purchase in the Offer, you will be paid the Purchase Price and the accrued and unpaid interest payable, in cash promptly after the Expiration Date and the acceptance of such Notes for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the

Offer will be rounded to the nearest cent. See "The Offer—Purchase of the Notes; Payment of Purchase Price."

Will I have an opportunity to tender my Notes in the Offer, or withdraw previously tendered Notes, after the determination of the final Purchase Price?

        Yes. Since the Purchase Price to be paid in the Offer will be announced by us by 4:30 p.m., New York City time, on the Pricing Date and the Offer will not expire earlier than 12:00 midnight, New York City time, at the end of the Expiration Date, if the Purchase Price is less than the maximum Purchase Price, you will have approximately 7.5 hours following the determination of the Purchase Price to tender your Notes in the Offer or to withdraw your previously tendered Notes. If the Purchase Price will be the maximum Purchase Price, then there will be a Mandatory Extension of this Offer until 12:00 midnight, New York City time, on the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. See "The Offer—Principal Amount of Notes; Price," "The Offer—Procedures for Tendering the Notes" and "The Offer—Withdrawal Rights."

        If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described under "The Offer—Procedures for Tendering the Notes" and "The Offer—Withdrawal Rights."

How many Notes will the Company purchase in all?

        Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See "The Offer—Principal Amount of Notes; Price."

Is the Offer subject to any minimum tender or other conditions?

        Our obligation to purchase Notes validly tendered and not properly withdrawn in the Offer is not subject to any minimum tender condition. However, the Offer is subject to the conditions described under "The Offer—Conditions of the Offer," including that we shall have completed the issuance of at least $600 million of New Notes (as defined below) on or prior to the Expiration Date on terms and conditions satisfactory to us.

Will all of the Notes I validly tender in the Offer, and do not properly withdraw, be purchased?

        Upon the terms and subject to the conditions of the Offer, we will purchase all of the Notes that you validly tender pursuant to the Offer and do not properly withdraw.

May I tender only a portion of the Notes that I own?

        Yes. You do not have to tender all of the Notes that you own to participate in the Offer, except that Notes must be tendered in denominations of $1,000 or integral multiples thereof.

How long do I have to tender my Notes in the Offer?

        You will have until 12:00 midnight, New York City time, at the end of Wednesday, October 12, 2011 to decide whether or not to tender your Notes in the Offer, provided that we do not choose to extend the Offer. Except as provided in the following sentence, we cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. If the Purchase Price will be the maximum Purchase Price, then there will be a Mandatory Extension of this Offer until 12:00 midnight, New York City time, on the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. See "The Offer—Principal Amount of Notes; Price," "The Offer—Procedures for Tendering Notes" and "The Offer—Extension of the Offer; Termination; Amendment."

Under what circumstances can the Offer be extended, amended or terminated?

        Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. We may terminate the Offer if conditions described under "The Offer—Conditions of the Offer" fail to be satisfied, including the condition that the New Notes Offering (as defined below) is completed on or prior to the Expiration Date on terms and conditions satisfactory to us. If the Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the holder promptly after the termination. The Offer will be subject to Mandatory Extension if the Purchase Price will be the maximum Purchase Price. For more information regarding our right to extend, amend or terminate the Offer and Mandatory Extension of the Offer, see "The Offer—Extension of the Offer; Termination; Amendment."

How will I be notified if the Offer is extended, amended or terminated?

        Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement. Such announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See "The Offer—Extension of the Offer; Termination; Amendment."

How do I participate in the Offer?

        You may tender your Notes by transferring the Notes through ATOP or following the other procedures described under "The Offer—Procedures for Tendering Notes."

What must I do to participate if my Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

        If you wish to tender your Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Notes on your behalf. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

        Should you have any questions as to the procedures for tendering your Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

        If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

        See "The Offer—Procedures for Tendering the Notes."

Once I have tendered Notes, can I change my mind?

        You may withdraw previously tendered Notes at any time before the Offer expires. In addition, after the Offer expires, if we have not accepted for purchase the Notes you have tendered, you may withdraw your Notes at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.

        To withdraw Notes previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Notes through its DTC account to timely generate a "Request Message" with respect to the withdrawal specifying the amount of Notes to be withdrawn, the name of the registered holder of the Notes and the number of the account at DTC to be credited with the withdrawn Notes, and you must otherwise comply with DTC's procedures. See "The Offer—Withdrawal Rights."

What is the market value of my Notes as of a recent date?

        There is no established reporting system or trading market for trading in the Notes. However, we believe that the Notes are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Notes and the trading prices for the shares of our common stock. The closing price of our common stock on the New York Stock Exchange on September 13, 2011 was $15.75 per share. The product of such closing price and the current conversion rate of 76.1905 shares of our common stock per $1,000 principal amount of Notes (subject to adjustment in certain events) equals $1,200. See "Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Notes as a Result of the Offer." You are urged to obtain more current price information for our common stock and the Notes. See "The Offer—Market and Recent Prices for the Notes and our common stock."

How will participation in the Offer affect my rights with respect to the Notes?

        If your Notes are tendered and accepted in the Offer, you will receive the Purchase Price, together with accrued and unpaid interest with respect to the Notes so tendered, to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Notes. See "Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Notes as a Result of the Offer."

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Notes be affected?

        The rights and obligations under the Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Notes does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Notes. See "Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Notes as a Result of the Offer" and "Purposes, Effects and Plans—Effects of the Offer on the Market for Notes."

Will I have to pay brokerage commissions or transfer taxes if I tender my Notes in the Offer?

        A registered holder of Notes that tenders its Notes directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Notes to be issued or delivered, to another person will not need to pay any brokerage commissions to us or the Depositary or transfer taxes. If you hold Notes through a broker or bank, you should ask your broker or bank whether you will be charged a fee to tender your Notes. See "The Offer—Procedures for Tendering the Notes," "The Offer—Purchase of the Notes; Payment of Purchase Price" and "The Offer—Brokerage Commissions."

What are the tax consequences of tendering my Notes?

        Holders of Notes may be subject to United States federal income taxation upon the receipt of cash from us as payment for the Notes tendered in the Offer. See "Purposes, Effects and Plans—Material United States Federal Income Tax Consequences."

Is anyone making a recommendation regarding whether I should participate in the Offer?

        None of us, our management or board of directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any holder of Notes as to whether or not to tender any Notes. None of us, our management or board of directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

        Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

What is the Company going to do about the call spread hedging arrangements entered into in connection with the issuance of the Notes?

        In April 2009, contemporaneous with the original offering of the Notes, we (i) purchased call options on our common stock with a strike price equal to the per share conversion price of the Notes (the "Call Options") to reduce the potential dilution upon conversion of any Notes and (ii) sold warrants on our common stock with a strike price of $15.75 per share, which may be settled in net shares or cash at our option (the "Warrants"). The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Notes. Following the expiration of the Offer, we may enter into agreements with one or more of the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants, but there can be no assurance that we will do so.

How will the Company pay for the Notes?

        We would need approximately $845 million to purchase all of the Notes outstanding as of September 14, 2011, assuming a Purchase Price per $1,000 principal amount of Notes of $1,404.50, based on an assumed Average VWAP of $15.75, which is the closing price per share of our common stock on the New York Stock Exchange on September 13, 2011, and assuming that the purchase of Notes pursuant to the Offer is settled on October 13, 2011. If the Purchase Price will be the maximum Purchase Price of $1,790.22, we would need approximately $1.08 billion in cash to purchase all of the Notes outstanding as of September 14, 2011. We intend to use a combination of cash on hand and proceeds from the issuance of at least $600 million of notes, which will be our unsecured senior obligations and will rank equal in right of payment to our other existing and future unsecured senior debt (the "New Notes"), on or prior to the Expiration Date (the "New Notes Offering"), to pay for all Notes that we purchase in the Offer. The successful completion of the New Notes Offering on or prior to the Expiration Date on terms and conditions satisfactory to us is a condition to the Offer. See "The Offer—Conditions of the Offer" and "—Source and Amount of Funds."

Who can I talk to if I have questions about the Offer?

        Global Bondholder Services Corporation is acting as the Information Agent for the Offer and Goldman Sachs & Co. and J.P. Morgan Securities LLC are acting as the Lead Dealer Managers for the Offer. You may call the Information Agent or the Lead Dealer Managers if you have any questions about the Offer. See "The Offer—Persons Employed in Connection with the Offer" and the back cover of this Offer to Purchase for further information.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase includes forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management's beliefs, and assumptions made by management. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as "believes," "anticipates," "plans," "expects," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC (including Rule 13e-4(d)(2) under the Exchange Act, which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2011. Additional factors may emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

 CERTAIN SIGNIFICANT CONSIDERATIONS

        You should carefully consider the factors described below, in the sections titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011, which is incorporated herein, and elsewhere in our reports filed with the SEC before making a decision to tender your Notes in the Offer. This Offer to Purchase, including the documents incorporated herein by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Offer to Purchase, including in the documents incorporated by reference into this Offer to Purchase.

Risks Related to the Offer

  Upon consummation of the Offer, holders who tender their Notes will lose their rights under the Notes, including their rights to future interest and principal payments with respect to their Notes and their rights as a creditor of the Company.

        If you tender your Notes pursuant to the Offer, you will give up all of your rights as a noteholder, including rights to future payment of principal of and interest on the Notes, and you will cease to be a creditor of the Company. You will also be giving up the right to convert your Notes in accordance with their terms. You will also give up the right to adjustments in the conversion rate for the Notes in the event the Company increases its dividend, engages in certain other transactions or chooses to exercise its right to increase the conversion rate.

  The liquidity of any trading market that currently exists for the Notes may be adversely affected by the Offer and holders who do not tender their Notes may find it more difficult to sell their Notes.

        If a significant percentage of the Notes are purchased in the Offer, the liquidity of the trading market for the Notes, if any, after the completion of the Offer may be substantially reduced. Any Notes purchased will reduce the aggregate principal amount of the Notes outstanding. As a result, the Notes may trade at a discount to the price at which they would trade if the Offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding aggregate principal amount of the Notes may also make the trading prices of the Notes more volatile. The trading market for the Notes is quite limited at present and may become further limited as a result of the Offer. We cannot assure you that an active market in the Notes will exist or be maintained, or as to the prices at which the Notes may be traded after the Offer is consummated.

  The Company has not made a recommendation as to whether or not you should tender your Notes in the Offer, and the Company has not obtained any third-party determination that the Offer is fair to the holders of the Notes.

        None of us, our management, our board of directors, the Dealer Managers, the Depositary or the Information Agent is making a recommendation as to whether or not holders of the Notes should tender their Notes pursuant to the Offer. We have not retained nor do we intend to retain any person to act on behalf of the holders of the Notes for purposes of negotiating the terms of this Offer or to pass upon the fairness of the Offer or make any recommendation regarding the Offer.

  The failure to timely complete the Offer successfully could negatively affect the market price of our common stock and the trading price of the Notes.

        Several conditions must be satisfied or waived before we may complete the Offer, including the issuance of the New Notes on or prior to the Expiration Date on terms and conditions satisfactory to us and that no material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs occurs prior to 12:00 midnight, New York City time, on the Expiration Date. Conditions dependent upon the receipt of necessary governmental approvals may not be waived by us. In addition, to the extent permitted by law, we reserve the right to extend the Offer in our sole discretion. If the Offer is not timely completed, the market price of our common stock and the trading price of the Notes may decline to the extent that such prices reflect the assumption that the Offer will be completed on the scheduled Expiration Date. In addition, to the extent that we extend the Offer, many of the risks described elsewhere in these "Risks Related to the Offer" may be exacerbated.

 RATIO OF INCOME TO FIXED CHARGES

        The following table sets forth our ratios of income to fixed charges for the periods indicated.

	Fiscal Year
			Six Months Ended July 2, 2011
Textron Inc., Including Majority Owned Subsidiaries	2009	2010
Actual	0.56	1.29	2.30

	Fiscal Year
			Six Months Ended July 2, 2011
Textron Inc.'s Manufacturing Group	2009	2010
Actual	2.29	3.67	4.19

        For purposes of calculating the ratio of income to fixed charges, "income" consists of income (loss) from continuing operations before income taxes, plus fixed charges, and "fixed charges" consist of interest expense (including interest expense on all third-party indebtedness, except for interest related to unrecognized tax benefits, which is included in income tax expense) and the estimated interest portion of rents. The "income" used for the ratios of income to fixed charges for our Manufacturing group also includes dividends received from our Finance group, less our Finance group's pre-tax earnings and capital contributions paid to our Finance group under a support agreement.

 PRICE RANGE OF THE NOTES AND COMMON STOCK AND DIVIDENDS

        There is no established reporting system or trading market for trading in the Notes. We believe that the Notes are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Notes and the trading prices for the shares of our common stock. The principal market on which our common stock is traded is the New York Stock Exchange under the symbol "TXT." Our stock also is traded on the Chicago Stock Exchange. The high and low sales prices per share of our common stock as reported on the New York Stock Exchange, and the dividends paid per share, are provided in the following table.

	High	Low	Dividends
2009
First Quarter	$16.52	$3.57	$0.02
Second Quarter	14.37	7.13	0.02
Third Quarter	20.99	8.51	0.02
Fourth Quarter	21.00	17.55	0.02
2010
First Quarter	$23.46	$17.96	$0.02
Second Quarter	25.30	15.88	0.02
Third Quarter	21.52	16.02	0.02
Fourth Quarter	24.18	19.92	0.02
2011
First Quarter	$28.87	$23.50	$0.02
Second Quarter	28.65	20.86	0.02
Third Quarter (through September 13, 2011)	25.17	14.66	0.00

        On September 13, 2011, the closing price of our common stock on the New York Stock Exchange was $15.75 per share.

        We urge you to obtain more current price information for our common stock and the Notes during the Offer period.

Book Value per Share

        At July 2, 2011, book value per share for our common stock was $11.45.

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth certain of our summary consolidated historical financial information that is derived from and should be read in conjunction with our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2011, each of which is incorporated by reference into this Offer to Purchase. The historical financial information presented may not be indicative of our future performance, and our results for the six months ended July 2, 2011 are not necessarily indicative of results to be expected for the entire 2011 fiscal year. The financial information that follows should be read in conjunction with all of the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference from our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2011.

	Fiscal Year
			Six Months Ended July 2, 2011
(Dollars in millions, except per share amounts)	2009	2010
Total revenues	$10,500	$10,525	$5,207
Total segment profit	475	553	319
Income (loss) from continuing operations	(73)	92	123
Net income (loss)	(31)	86	119
Income (loss) per share from continuing operations—basic	$(0.28)	$0.33	$0.44
Income (loss) per share from continuing operations—diluted	(0.28)	0.30	0.39
Income (loss) per share—basic	(0.12)	0.31	0.43
Income (loss) per share—diluted	(0.12)	0.28	0.38

(Dollars in millions)	January 2, 2010	January 1, 2011	July 2, 2011
Cash and equivalents	$1,892	$931	$651
Total assets	18,940	15,282	14,839
Total liabilities	16,114	12,310	11,665
Total shareholders' equity	2,826	2,972	3,174
Manufacturing Group
Total current assets	5,900	5,047	5,441
Total non-current assets	5,528	5,286	5,307
Total current liabilities	2,742	2,657	3,008
Total non-current liabilities	6,703	5,276	5,057
Finance Group
Total assets	7,512	4,949	4,091
Total liabilities	6,669	4,377	3,600

 THE OFFER

Principal Amount of Notes; Price

        We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Notes for a Purchase Price for each $1,000 principal amount of Notes equal to the sum of:

  •
  the Average VWAP (as defined below) multiplied by 57.1429; plus

  •
  a fixed cash amount of $504.50,

provided that in no event will the Purchase Price be less than $1,075.93 or more than $1,790.22 per $1,000 principal amount of such Notes. In addition, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

        The "Average VWAP" means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 20.

        The "Averaging Period" means the period of 20 consecutive trading days beginning on September 15, 2011 and ending on the Pricing Date.

        The "Daily VWAP" for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading "Bloomberg VWAP" on Bloomberg page TXT.N <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

        For the purposes of determining the Purchase Price, a "trading day" means a day during which trading in our common stock generally occurs and a last reported sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed for trading on the New York Stock Exchange, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

        For the purposes of determining the Purchase Price, in the event that on a trading day there is a "market disruption event," which means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.

        Upon the terms and subject to the conditions of the Offer, all Notes validly tendered in the Offer and not properly withdrawn will be accepted for purchase in the Offer. As of September 14, 2011, there was $599,993,000 aggregate principal amount of Notes outstanding. The Notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "TXT." On September 13, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $15.75 per share.

  Sample Calculations of Purchase Price

        For purposes of illustration, the table below indicates the total Purchase Price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Notes, assuming a range of sample Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the sample Average VWAPs below. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above.

Sample Average VWAP	Variable Component of Purchase Price(1)	Fixed Component of Purchase Price	Illustrative Purchase Price
$10.00	$571.43	$504.50	$1,075.93
$10.50	$600.00	$504.50	$1,104.50
$11.00	$628.57	$504.50	$1,133.07
$11.50	$657.14	$504.50	$1,161.64
$12.00	$685.71	$504.50	$1,190.21
$12.50	$714.29	$504.50	$1,218.79
$13.00	$742.86	$504.50	$1,247.36
$13.50	$771.43	$504.50	$1,275.93
$14.00	$800.00	$504.50	$1,304.50
$14.50	$828.57	$504.50	$1,333.07
$15.00	$857.14	$504.50	$1,361.64
$15.50	$885.71	$504.50	$1,390.21
$16.00	$914.29	$504.50	$1,418.79
$16.50	$942.86	$504.50	$1,447.36
$17.00	$971.43	$504.50	$1,475.93
$17.50	$1,000.00	$504.50	$1,504.50
$18.00	$1,028.57	$504.50	$1,533.07
$18.50	$1,057.14	$504.50	$1,561.64
$19.00	$1,085.71	$504.50	$1,590.22
$19.50	$1,114.29	$504.50	$1,618.79
$20.00	$1,142.86	$504.50	$1,647.36
$20.50	$1,171.43	$504.50	$1,675.93
$21.00	$1,200.00	$504.50	$1,704.50
$21.50	$1,228.57	$504.50	$1,733.07
$22.00	$1,257.14	$504.50	$1,761.64
$22.50	$1,285.71	$504.50	$1,790.22

(1)
The variable component of the Purchase Price has been calculated by multiplying the applicable Average VWAP by a constant multiplier of 57.1429.

        In addition, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

        Throughout the Offer, an indicative Average VWAP and the resulting indicative Purchase Price will be available at http://www.gbsc-usa.com/Textron and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/Textron and from the Information Agent.

        The following summarizes the Purchase Price information that will be available during the Offer:

  •
  By 4:30 p.m., New York City time, on each trading day after the commencement date of the Offer and before the first day of the Averaging Period, the webpage will show an indicative Average VWAP and the resulting indicative Purchase Price calculated as though that day were the Expiration Date (i.e., it will show the indicative Average VWAP for that day and the preceding 20 trading days and the resulting indicative Purchase Price).

  •
  During each trading day during the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time, on each trading day as follows:

  •
  On the first trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the actual Intra-Day VWAP (as defined below) during the elapsed portion of that trading day.

  •
  On each subsequent trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the simple arithmetic average of the Daily VWAP on the preceding trading days of the Averaging Period and the actual Intra-Day VWAP during the elapsed portion of such subsequent trading day, weighting the Daily VWAP for each preceding trading day in the period the same as such actual Intra-Day VWAP. For example, at any time during the 20th trading day of the Averaging Period, the webpage will show the indicative Average VWAP equal to (a) the combined Daily VWAP for the preceding 19 trading days plus the actual Intra-Day VWAP during the elapsed portion of the 20th trading day divided by (b) 20, as well as the resulting indicative Purchase Price.

  •
  Each time the webpage is updated, it will also show the closing trading price (or, after the Averaging Period starts, a reasonably current trading price) for our common stock on the New York Stock Exchange.

        "Intra-Day VWAP" at any time on any day means the volume weighted average price of our common stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-Day VWAP during the Averaging Period will reflect a 20-minute reporting delay.

        We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/Textron and from the Information Agent.

        At any time during the Offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative Purchase Price (and, once it is determined, the final Purchase Price) at one of its telephone numbers listed on the back cover of this Offer to Purchase.

        All Notes validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

        You may withdraw your Notes from the Offer by following the procedures described under "The Offer—Withdrawal Rights."

        If we:

  •
  adjust the pricing formula or the minimum or maximum Purchase Price;

  •
  otherwise increase or decrease the Purchase Price to be paid for the Notes; or

  •
  decrease the principal amount of Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Offer—Extension of the Offer; Termination; Amendment." The calculation of the final Purchase Price on the basis of the formula described above will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Offer is not conditioned on any minimum principal amount of Notes being tendered. The Offer is, however, subject to the New Notes Condition and other conditions discussed under "The Offer—Conditions of the Offer."

Procedures for Tendering the Notes

        All of the Notes are held in book-entry form through the facilities of DTC, and all of the Notes are currently represented by one or more global certificates held for the account of DTC.

        If you desire to tender Notes, you may tender such Notes to the Depositary through DTC's ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Notes and any other required documents, in either case by following the procedures set forth below.

        We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

  How to Tender If You Are a Beneficial Owner but Not a DTC Participant

        If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

        In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Notes through its DTC account to tender those Notes in the Offer to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

        If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

        You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

        If you hold your Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Notes through such broker or bank.

  How to Tender if You Are a DTC Participant

        To participate in the Offer, a DTC participant must:

  •
  comply with the ATOP procedures of DTC described below; or

  •
  complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, and (iv) ensure that the Depositary receives, prior to 12:00 midnight, New York City time, at the end of the Expiration Date, a timely confirmation of book-entry transfer of such Notes into the Depositary's account at DTC according to the procedure for book-entry transfer described below.

        No documents should be sent to us or the Information Agent. An Agent's Message (as defined herein) or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or an Agent's Message.

        By tendering Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

  Tendering through DTC's ATOP

        The Depositary will establish an account at DTC with respect to the Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer.

        The Depositary and DTC have confirmed that Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Notes, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent's Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

        To effectively tender Notes after 5:00 p.m., New York City time, on the Expiration Date, but before 12:00 midnight, New York City time, at the end of the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Depositary at the facsimile number shown on the back cover of this Offer to Purchase. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/Textron and is filed as an exhibit to the Schedule TO. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required.

        If you desire to tender your Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

        If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described above.

  Signature Guarantees

        All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor") unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Notes are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Purchase Price is to be made or tendered, or Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above.

  General Provisions

        The method of delivery of Notes and all other documents or instructions including, without limitation, an Agent's Message and the Letter of Transmittal, is at your risk.

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Notes will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes. A waiver of any defect of irregularity with respect to the tender of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Notes except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Notes, or will incur any liability to you for failure to give any such notification.

        All tendering holders, by execution of the Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent's Message through ATOP, waive any right to receive notice of the acceptance of their Notes for purchase.

        Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, before 12:00 midnight, New York City time, at the end of the Expiration Date.

  No Appraisal Rights

        No appraisal rights are available to holders of Notes under applicable law in connection with the Offer.

  Your Representation and Warranty; our Acceptance Constitutes an Agreement

        A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Notes in the Offer, you are representing, warranting and agreeing that, among other things:

  •
  you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

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  you have full power and authority to tender your Notes;

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  you have assigned and transferred the Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

  •
  your Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

        Your custodian or nominee, by delivering, or causing to be delivered, the Notes and a completed Agent's Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Notes, have represented, warranted and agreed to each of the above.

        By tendering Notes pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Notes tendered thereby.

        Our acceptance for purchase of Notes tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

  Return of the Notes if the Offer is not Completed

        If any validly tendered Notes are not purchased because the Offer is not completed, such unpurchased Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

  Backup Withholding and Information Reporting

        For a discussion of the material United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see "Purposes, Effects and Plans—Material United States Federal Income Tax Consequences."

Withdrawal Rights

        Notes tendered in the Offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the Expiration Date and may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if we have not accepted such Notes for purchase by then. Except as otherwise provided in this section, tenders of Notes are irrevocable.

        For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted "Request Message" through ATOP. Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Notes, if different from that of the person who deposited the Notes;

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  contain the aggregate principal amount of Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Notes;

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  unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

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  if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

        Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

        If you tendered your Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

        If you tendered Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

        Through DTC, the Depositary will return to tendering holders all Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Note except to the extent we may otherwise so provide. Withdrawals of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

        Withdrawals may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Notes are validly re-tendered before the expiration of the Offer by following the procedures described under "The Offer—Procedures for Tendering the Notes."

        If we extend the Offer, are delayed in our acceptance for purchase of Notes, or are unable to purchase Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Notes; Payment of Purchase Price

        Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will purchase and pay for, and thereby purchase, all Notes validly tendered and not properly withdrawn.

        For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Notes that are validly tendered and not properly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Notes for purchase.

        Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Notes that are validly tendered and not properly withdrawn.

        We will pay the aggregate Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Notes purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

        We will not pay interest on the Purchase Price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Notes regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Notes in the Offer. See the conditions of the Offer under "The Offer—Conditions of the Offer."

        We will pay all transfer taxes, if any, payable on the transfer to us of Notes purchased under the Offer. If, however, (i) payment of the Purchase Price is to be made to any person other than the registered holder or (ii) Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to purchase and pay for any Notes tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Notes, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act which require that an offeror pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of a tender offer, if the New Notes Condition described below is not satisfied or if:

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  in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Notes will result in any adverse tax consequences to us; or

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  in our reasonable judgment, any of the following shall have occurred and be continuing:

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  there shall have occurred:

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  any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

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  a material impairment in the trading market for debt or convertible debt securities;

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  any suspension or limitation of trading of any of our securities on any purchase or in the over-the-counter market;

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  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

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  any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

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  any attack on, outbreak or escalation of hostilities or acts of terrorism involving, the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates' business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

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      any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for analytical and research instruments, equipment, reagents and consumables, software and related services, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates' business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

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    there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

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    there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

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    there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

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    there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

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    there shall have occurred any development that would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

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    an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

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    the trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Notes.

        New Notes Condition.    The Offer is conditioned upon the issuance of at least $600 million of New Notes on or prior to the Expiration Date on terms and conditions satisfactory to the Company (the "New Notes Condition"). The Company expressly reserves the right, subject to applicable law, to terminate the Offer prior to the Expiration Date and not accept for payment any Notes tendered in the Offer if the Company determines, in its reasonable judgment, that the New Notes Condition cannot be satisfied.

        We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Notes not previously accepted for purchase, upon the failure of the New Notes Condition to be satisfied or upon the occurrence of any of the events specified above. In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

        These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer; provided that any condition dependent upon the receipt of necessary governmental approvals may not be waived by the Company. The Offer is not conditioned upon the tender of any minimum principal amount of Notes.

Source and Amount of Funds

        We would need approximately $845 million to purchase all of the Notes outstanding as of September 14, 2011, assuming a Purchase Price per $1,000 principal amount of Notes of $1,404.50, based on an assumed Average VWAP of $15.75, which is the closing price per share of our common stock on the New York Stock Exchange on September 13, 2011, and assuming that the purchase of Notes pursuant to the Offer is settled on October 13, 2011. If the Purchase Price will be the maximum Purchase Price of $1,790.22, we would need approximately $1.08 billion in cash to purchase all of the Notes outstanding as of September 14, 2011. We intend to use a combination of cash on hand and proceeds from the New Notes Offering to pay for all Notes that we purchase in the Offer. There are no material conditions to our ability to utilize our cash on hand to pay for Notes we will purchase in the Offer. The successful completion of the New Notes Offering on or prior to the Expiration Date on terms and conditions satisfactory to us is a condition to the Offer. There can be no assurance that the New Notes Offering will be completed on terms and conditions satisfactory to us. The total principal amount, interest rate, the interest payment dates and the maturity date of the New Notes will be determined upon the pricing of the New Notes Offering. Allocations in the New Notes Offering will be determined by us and the underwriters in their sole discretion based on a number of different factors, which may include an assessment of an investor's long-term interest in owning our debt securities and the size and timing of such investor's indication of interest in the New Notes Offering and in the Offer. However, neither we nor such underwriters are obligated to consider participation in the Offer in making an allocation determination with respect to any particular investor.

Extension of the Offer; Termination; Amendment

        We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Notes by giving notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the Offer and not purchase or pay for any Notes not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Notes, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Notes which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Notes promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer—Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Notes or by decreasing the principal amount of Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

        Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

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  adjust the pricing formula or the minimum or maximum Purchase Price;

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  otherwise increase or decrease the Purchase Price to be paid for the Notes; or

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  decrease the principal amount of Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of the final Purchase Price on the basis of the formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer, provided that there will be a Mandatory Extension if the maximum Purchase Price will be in effect. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Notes.

  Mandatory Extension

        We will announce whether the Purchase Price will be the maximum Purchase Price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/Textron and from the Information Agent. If the maximum Purchase Price will be in effect, then there will be a Mandatory Extension of the Offer until 12:00 midnight, New York City time, on the second trading day following the Pricing Date to permit holders to tender or withdraw their Notes during those days. The Daily VWAP and trading prices of our common stock during this Mandatory Extension will not, however, affect the Average VWAP or the Purchase Price, which will be fixed at the maximum Purchase Price of $1,790.22 per $1,000 principal amount of Notes. We will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such Mandatory Extension.

Security Ownership

        Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Notes or (b) has effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Notes from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

        A registered holder of Notes that tenders its Notes directly to the Depositary will not need to pay any brokerage fee or commission to us or the Depositary in connection with the tender of such Notes. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Notes through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your Notes through such broker or bank.

Fees and Expenses

        We will bear the expenses of soliciting tenders of Notes. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity.

No Recommendation

        None of us, our management or board of directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any holder of Notes as to whether or not to tender any Notes. None of us, our management or board of directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

        Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons Employed in Connection with the Offer

  Dealer Managers

        The Company has retained Goldman, Sachs & Co. and J.P. Morgan Securities LLC to act as Lead Dealer Managers in connection with the Offer and Morgan Stanley & Co. LLC to act as Co-Dealer Manager. The Dealer Managers may contact holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

        The Company has agreed to pay the Dealer Managers a fee for their services as dealer manager in connection with the Offer. In addition, the Company will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of their legal counsel. The Company has also agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws. At any given time, the Dealer Managers may trade the Notes or other securities of the Company for their own accounts or for the accounts of their customers and, accordingly, may hold a long or short position in the Notes.

        In the ordinary course of business, the Dealer Managers and their respective affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to the Company and its subsidiaries for which they have received and will receive customary compensation.

        The Dealer Managers are currently expected to act as underwriters of any offering of the New Notes. Additionally, in April 2009, in connection with the issuance of the Notes, the Company entered into certain hedging transactions with Goldman, Sachs & Co. and JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities LLC, as the counterparties. Specifically, the Company (1) purchased the Call Options to reduce the potential dilution upon conversion of any of the Notes and (2) sold the Warrants. The combined effect of the Call Options and the Warrants was to effectively increase the conversion price of the Notes Following the expiration of the of the Offer, the Company may enter into agreements with one or more of the bank counterparties pursuant to which the Company would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants, but there can be no assurance that the Company will do so. Although the Company expects to receive net cash payments as a result of the termination of the Call Options and the Warrants, each of Goldman, Sachs & Co. and JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities LLC, may receive payments in respect of the Warrants.

  Depositary

        Global Bondholder Services Corporation has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See "The Offer—Procedures for Tendering the Notes."

  Information Agent

        Global Bondholder Services Corporation has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

Solicitation

        The Depositary will mail solicitation materials on our behalf. In connection with the Offer, our officers, directors and regular employees may solicit tenders from holders of the Notes and will answer inquiries concerning the terms of the Offer, in each case by use of the mails, personally or by telephone, electronic communication or other similar methods, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Transactions Related to the Offer

        In April 2009, contemporaneous with the original offering of the Notes, we (i) purchased the Call Options to reduce the potential dilution upon conversion of any Notes, and (ii) sold the Warrants. The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Notes. Following the expiration of the Offer, we may enter into agreements with one or more of the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants, but there can be no assurance that we will do so.

Miscellaneous

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of the Notes or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Notes.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Notes in such jurisdiction.

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed the Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "Where You Can Find More Information."

        None of us, our management or board of directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

 PURPOSES, EFFECTS AND PLANS

Purposes of the Offer

        The principal purpose of the Offer is to reduce the amount of Notes outstanding, thereby reducing the dilutive impact of the Notes on our equity, and to extend our debt maturities. To the extent that any Notes are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Notes, eliminating the dilution that would have been caused by any such issuances. In addition, to the extent that any Notes are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Notes, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases.

Future Purchases

        Following completion of the Offer, we may repurchase additional Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Notes outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes other than pursuant to the Offer until ten business days after the Expiration Date of the Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material Differences in the Rights of Holders of the Notes as a Result of the Offer

  Effects on the Holders of Notes Tendered and Accepted in the Offer

        If your Notes are tendered and accepted in the Offer, you will receive the Purchase Price per $1,000 principal amount of Notes tendered and accepted, but will give up rights and obligations associated with ownership of such Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Notes and is qualified in its entirety by reference to the Indenture, dated as of September 10, 1999, with The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee, as supplemented by the Supplemental Indenture dated as of May 5, 2009 with respect to the notes (together with the base indenture, the "indenture"), each of which will be filed as an exhibit to the Schedule TO and each of which is incorporated herein by reference. See "Where You Can Find More Information."

        Cash Distributions.    If you continue to hold any Notes after settlement of the Offer, you will be entitled under the terms of the Notes to receive regular semi-annual interest payments at the rate of 4.50% per annum.

        Conversion Rights of Holders.    If you continue to hold any Notes after settlement of the Offer, subject to the conditions and during the periods and under the circumstances described below, at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding May 1, 2013, the maturity date of the Notes, you may convert your Notes into shares of our common stock at a conversion rate of 76.1905 shares of our common stock per $1,000 principal amount of Notes (subject to adjustment upon the occurrence of certain events), which is equivalent to a conversion price of approximately $13.1250 per share of our common stock, subject, in each case, to our ability to choose to deliver shares of our common stock, cash or a combination of cash and shares of our common stock upon conversion:

  •
  You may surrender any of your Notes for conversion into shares of our common stock in any calendar quarter, and only during such calendar quarter, if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading-day period ending on the last trading day of the preceding calendar quarter is more than 130% of the applicable conversion price per share of our common stock on the last day of such preceding calendar quarter.

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  You also may surrender any of your Notes for conversion into shares of our common stock during the five business day period after any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

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  If we elect to distribute to (i) all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 calendar days after the date of the distribution, shares of our common stock at a price per share less than the average last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the declaration date for such distribution or (ii) all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, you may surrender your Notes for conversion at any time from the date of our notice of such distribution until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time. However, you may not exercise this right to convert if you may participate in the distribution without conversion.

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  If a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change (each as defined in the Indenture), regardless of whether you have the right to require us to purchase the Notes pursuant to the Indenture, you may surrender your Notes for conversion at any time beginning on the business day following the effective date of such Fundamental Change or Make-Whole Fundamental Change until (a) 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the repurchase date corresponding to such Fundamental Change or (b) 5:00 p.m., New York City time, on the 35th trading day after the effective date of the Make-Whole Fundamental Change in the case of a Make-Whole Fundamental Change that is not a Fundamental Change.

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  In any event, you may surrender your Notes for conversion at any time on or after February 19, 2013, which is the 50th scheduled trading day preceding the maturity date, until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date

        Purchase of Notes by Us at the Option of the Holder upon a Fundamental Change.    If you continue to hold any Notes after settlement of the Offer, in the event we undergo a Fundamental Change, you will have the right, at your option, to require us to purchase your Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, for a cash Purchase Price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to the purchase date.

  Effects on the Holders of Notes not Tendered in the Offer

        The rights and obligations under the Notes, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

        Following settlement of the Offer, any trading market for the remaining outstanding Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Notes. Although you may be able to sell Notes that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Notes, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Notes, and there can be no assurance that holders of the Notes after the completion of the Offer will be able to find willing buyers for their Notes after the Offer. See below under "—Effects of the Offer on the Market for Notes."

        The closing price of our common stock on the New York Stock Exchange on September 13, 2011 was $15.75 per share. The product of such closing price and the current conversion rate of 76.1905 shares of our common stock per $1,000 principal amount of Notes (subject to adjustment in certain events) equals $1,200. Subject to the terms and conditions, and during the periods and under the circumstances, described above, the Notes may be converted into our common stock at any time before the close of business on the second scheduled trading day immediately preceding May 1, 2013, the maturity date of the Notes.

Effects of the Offer on the Market for Notes

        Our purchase of Notes in the Offer will reduce the principal amount of Notes that might otherwise be traded publicly and may reduce the number of holders of our Notes. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes are currently traded over-the-counter.

        Following settlement of the Offer, any trading market for the remaining outstanding Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Notes. You may be able to sell Notes that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Notes, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Notes, and there can be no assurance that holders of the Notes after the completion of the Offer will be able to find willing buyers for their Notes after the Offer.

Retirement and Cancellation

        Any Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Notes validly tendered and accepted in the Offer will be retired and cancelled.

Accounting Treatment of Repurchases of the Notes in the Offer

        In our financial statements the Notes have historically been accounted for as having a liability (debt) component and an equity component that represents the embedded option on our stock, which has been included in additional paid-in capital.

        The consideration we pay for any Notes will be allocated to the extinguishment of the liability component of the Notes and reacquisition of the equity component of the Notes. The allocation of the consideration to the liability component will be based on the fair value of the liability component of the Notes immediately prior to extinguishment. The difference between the fair value of the liability component and the current carrying value, including unamortized debt issuance costs, will be recorded as a gain/loss on extinguishment of debt in our income statement. The remaining consideration will be allocated to the reacquisition of the equity component and will be reflected as a reduction to shareholders' equity.

Material United States Federal Income Tax Consequences

        The following summary describes the material U.S. federal income tax consequences relating to the Offer as of the date hereof. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated thereunder (the "Treasury Regulations"), administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the "IRS"), so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax related to the Offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

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  tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

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  tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

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  tax consequences to U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar;

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  tax consequences to partnerships or other pass-through entities and their members;

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  tax consequences to certain former citizens or residents of the United States;

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  U.S. federal alternative minimum tax consequences, if any; and

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  any other U.S. federal, state, local or foreign tax consequences.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

        This summary of material U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Notes who hold their Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). If you are considering participating in the Offer, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

        In this discussion, we use the term "U.S. Holder" to refer to a beneficial owner of Notes, that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        We use the term "Non-U.S. Holder" to describe a beneficial owner (other than a partnership or other pass-through entity) of Notes that is not a U.S. Holder.

  Consequences to Participating U.S. Holders

        A U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the Notes pursuant to the Offer and the U.S. Holder's adjusted tax basis in such Notes. The amount realized will equal the amount of cash received for such Notes (other than amounts, if any, attributable to accrued and unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of such Note to such U.S. Holder, increased by any amounts includible in income by the U.S. Holder as market discount pursuant to an election, and reduced by any amortized premium which the U.S. Holder has previously elected to deduct. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses of corporate and non-corporate U.S. Holders is subject to limitations. .

        Market Discount.    A U.S. Holder that purchased a Note from a prior holder at a market discount (defined as the excess, if any, of the stated redemption price at maturity of the Note over the holder's basis in the Note immediately after its acquisition, subject to a de minimis exception) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the purchase of such Notes generally would be treated as ordinary income to the extent of the market discount accrued during the holder's period of ownership, unless the holder elected to include the market discount in income as it accrued.

        Accrued Interest.    If there is accrued and unpaid interest on the Notes surrendered in the purchase and the U.S. Holder has not already taken that interest into income, then the payment of that interest in connection with the purchase will not be considered part of the amount realized in the purchase, but will instead be taxable as ordinary interest income in the taxable year of the purchase.

        Information Reporting and Backup Withholding for U.S. Holders.    U.S. Holders will be subject to IRS information reporting and may be subject to backup withholding on payments of interest on the Notes and proceeds from the sale or other disposition of the Notes. Backup withholding will be imposed only where the U.S. Holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

  Consequences to Participating Non-U.S. Holders

        A Non-U.S. Holder that realizes gain in connection with the receipt of cash in purchase for Notes pursuant to the Offer generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

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  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Notes and certain other conditions are met; or

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  the Company is, or has been, a U.S. real property holding corporation ("USRPHC") during the shorter of the Non-U.S. Holder's holding period or the five-year period ending on the date of disposition, provided, that as long as our common stock is regularly traded on an established securities market, generally Non-U.S. Holders will not be subject to tax unless (a) if the Notes are "regularly traded", the Non-U.S. Holder has held more than 5% of the Notes at any time during such five-year or shorter period or (b) if the Notes are not "regularly traded", the Non-U.S. Holder holds Notes with a fair market value of more than 5% of the value of our common stock, generally measured on the date of the most recent acquisition of such Notes. We believe that we are not, nor have we been, a USRPHC.

        If a Non-U.S. Holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the disposition of the Notes at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a Non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the disposition of the Notes, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

        No withholding of U.S. federal income tax will be required with respect to the portion of the payment, if any, attributable to accrued and unpaid interest on a Note held by a Non-U.S. Holder under the "portfolio interest" rule, provided that:

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  the Non-U.S. Holder does not conduct a trade or business in the United States with respect to which the interest is effectively connected;

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  the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

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  the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

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  the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

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  the Non-U.S. Holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the Non-U.S. Holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and includable in the Non-U.S. Holder's gross income.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the Non-U.S. Holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Information Reporting and Backup Withholding for Non-U.S. Holders.    Information reporting will apply to each Non-U.S. Holder on payments of interest on the Notes, regardless of whether withholding was required and any tax was withheld with respect to the interest.

        A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest on the Notes, provided that the payor does not have reason to know that the holder is a U.S. person and the holder has certified its status as a non-U.S. person, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally will not be subject to backup withholding with respect to proceeds from the disposition of the Notes to or through the U.S. office of a broker, provided that the holder certifies its non-U.S. status, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8ECI, as applicable. The payment of proceeds from the sale or other disposition of the Notes to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such partnership is engaged in the conduct of a U.S. trade or business, or (iv) a foreign person 50% or more of the gross income of which is effectively connected with the conduct of a U.S. trade or business for a specified three year period, then the sale or disposition of the Notes will be subject to information reporting unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

        The amount of any backup withholding will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Non-U.S. Holders of the Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

  Holders of Notes Who Do Not Participate in the Offer

        Holders of Notes whose Notes are not purchased by the Company in the Offer will not incur any tax liability as a result of the completion of the Offer.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):
Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions Confirm by Telephone: (212) 430-3774

        Any questions or requests for assistance may be directed to the Information Agent or the Lead Dealer Managers at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation
65 Broadway, Suite 404
New York, New York 10006

Banks and Brokers, Call Collect:
(212) 430-3774

All Others Call Toll-Free:
(866) 794-2200

The Lead Dealer Managers for the Offer are:

Goldman, Sachs & Co. 200 West Street, 7th Floor New York, New York 10282 Toll Free: (800) 828-3182 Collect: (212) 357-4692	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Toll Free: (800) 261-5767 Collect: (212) 622-2614

The Co-Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
TABLE OF CONTENTS
SUMMARY TERMS OF THE OFFER
FORWARD-LOOKING STATEMENTS
CERTAIN SIGNIFICANT CONSIDERATIONS
RATIO OF INCOME TO FIXED CHARGES
PRICE RANGE OF THE NOTES AND COMMON STOCK AND DIVIDENDS
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
THE OFFER
PURPOSES, EFFECTS AND PLANS